Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-114169) pertaining to the Long Term Incentive Plan,
2.	Registration Statement (Form S-8 No. 333-103313) pertaining to the 1994 Stock Option Plan,
3.	Registration Statement (Form S-8 No. 333-144883) pertaining to the 2004 Non-Employee Director Stock Option Plan,
4.	Registration Statement (Form S-1 No. 333-190966) of Motorcar Parts of America, Inc., and
5.	Registration Statement (Form S-3 No. 333-195585) of Motorcar Parts of America, Inc.

of our reports dated June 16, 2014, with respect to the consolidated financial statements and schedule of Motorcar Parts of America, Inc. and the effectiveness of internal control over financial reporting of Motorcar Parts of America, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2014.

/s/ Ernst & Young LLP

Los Angeles, CA
June 16, 2014